CERTIFICATE OF INCORPORATION
OF
KCI HOMECARE, INC.

FIRST: The name of the corporation is “KCI HomeCare, Inc.”

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,000. All shares are Common Stock, par value $.01 per share, and are to be of one class.

FIFTH: The business and affairs of the corporation will be managed by or under the direction of the board of directors and the directors need not be elected by written ballot unless required by the bylaws of the corporation.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, alter, adopt, amend, change or repeal the bylaws of the corporation or adopt new bylaws without any action on the part of the stockholders; provided that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

SEVENTH: The corporation has the right, subject to any express provisions or restrictions contained in the bylaws of the corporation, from time to time, to amend, alter, change or repeal any provision contained in this certificate of incorporation in any manner now or hereafter provided by the laws of the State of Delaware, and all rights and powers of any kind conferred upon a direction or stockholder of the corporation by the certificate of incorporation or any amendment thereof are conferred subject to such right.

EIGHTH: The corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by, and in the manner permissible under, applicable law as it presently exists or may hereafter be amended, any person (and the heirs, executors, administrators and estate of such person) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, or, while a director or officer of the corporation, served another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise as a director, advisory director, officer, employee or agent at the request of the corporation, including service with respect to employee benefit plans, against all liability, losses, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The foregoing rights of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The board of directors in its discretion shall have the power on behalf of the corporation to indemnify similarly any person, other than a director or officer, made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an advisory director, employee or agent of the corporation. The provisions of this Article Eight shall be applicable to persons who have ceased to be directors, advisory directors, officers, employees or agents of the corporation and shall inure to the benefit of their heirs, executors and administrators. Any amendment, repeal or modification of this Article Eight shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

NINTH: Pursuant to section 102(b)(7) (or any successor statute) of the General Corporation Law of Delaware and to the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Nevertheless, the terms of the preceding sentence will not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 (or a successor statute) of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, modification of or repeal of this Article Nine will apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal.

TENTH: The incorporator is William J. McDonough, Jr., whose mailing address is 112 East Pecan Street, Suite 1800, San Antonio, Texas 78205.

The undersigned, being the incorporator named above, for the purposes of organizing a corporation pursuant to the General Corporation Law of Delaware, does make this certificate of incorporation, hereby acknowledging, declaring and certifying that the foregoing certificate of incorporation is his act and deed and that the facts herein stated are true, and accordingly has hereunto set his hand this 4th day of May 2011.

William J. McDonough, Jr., Incorporator